SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2004

TranSwitch Corporation

(Exact name of Registrant as specified in its charter)

Three Enterprise Drive, Shelton, Connecticut

(Address of principal executive offices)

06484

(Zip Code)

(203) 929-8810

Registrant’s telephone number, including area code

Delaware	0-25996	06-1236189
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ITEM 5.    Other Events.

Exchanges of Plus Cash Notes for Shares of Common Stock

On September 30, 2003, the Company issued $98.0 million in aggregate original principal amount of the Company’s 5.45% Convertible Plus Cash NotesSM due 2007. In the period from May 1 through June 4, 2004, the Company issued an aggregate of 2,030,302 shares of the Company’s common stock plus approximately $32,096 cash in lieu of accrued and unpaid interest in exchange for $3.25 million in aggregate original principal amount of the Company’s Plus Cash Notes. The shares issued were exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended. No commission or other remuneration was paid or given directly or indirectly for soliciting these transactions.

In order to reduce future interest payments as well as future amounts due at maturity or redemption, the Company may, from time to time, enter into similar exchange transactions, or otherwise seek to acquire the Plus Cash Notes, for cash, common stock, a combination of cash and common stock or other consideration, in open market purchases and/or privately negotiated transactions. The Company will evaluate any such transactions in light of then existing market conditions. The amounts involved in any such transactions, individually or in the aggregate, may be material.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSWITCH CORPORATION

June 4, 2004	By	/s/ Dr. Santanu Das
Dr. Santanu Das President and Chief Executive Officer